Exhibit 99.1

 FOR IMMEDIATE RELEASE

Nicolet Bankshares, Inc. Announces Branch Optimization Strategy To Better Align With Customer Actions

Nicolet announces reduction in branch locations, agreement to sell Birmingham, Michigan location to Bank of Ann Arbor, and completion of mBank acquisition

GREEN BAY, WI, September 7, 2021 – Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced today that it intends to reduce its total number of locations with the consolidation or closure of fifteen branches, as well as the sale of its Birmingham, Michigan location. The branches that will consolidate or close are: In Wisconsin – Dorchester, Mosinee, Rib Lake, St. Germain, Three Lakes, Aurora, Florence, and Eagle River. In Michigan – Menominee, Alanson, Kaleva, Mio, West Ishpeming, Negaunee, and Marquette (McClellan Ave).

Nicolet has notified employees in the affected branches, and customer notification letters are expected to be issued this week. The branches are anticipated to close on December 10, 2021.

Mike Daniels, President and CEO of Nicolet said, “As we stated in the mBank merger announcement, customers continue to tell and show us that convenience no longer means a branch on every corner. Convenience is being redefined as a seamless, frictionless experience through all channels. While we still view the branch system as an effective way to serve our customers, we also recognize the need to continue our investments in digital channels. We intend to find the right balance of investing in traditional branch channels and non-branch channels. This announcement is a logical and thoughtful action to find that balance.”

Daniels continued, “For the last twenty years, the value that Nicolet brings to communities is great people who believe strongly in our purpose to serve. Our value has never been our locations but our people and our purpose. We will continue to deliver a great customer experience.”

“This decision was made after many conversations and looking at all alternatives,” said Eric Witczak, Executive Vice President, Nicolet National Bank. “In most cases, we will have a branch nearby. In all cases, we will be able to serve our customers digitally, via online or mobile banking. We will make every effort to retain our customers and show them that we can still serve them.”

In addition, Nicolet announced that its wholly owned banking subsidiary, Nicolet National Bank, has entered into a definitive purchase and assumption agreement to sell its Birmingham, Michigan branch, including legacy mBank’s asset-based lending team, to Bank of Ann Arbor. As of August 31, 2021, the Birmingham location had total loans of approximately $176 million and total deposits of approximately $57 million. Completion of the branch sale remains subject to regulatory approval and other customary closing conditions contained in the purchase and assumption agreement.

Also, on September 3, 2021, Nicolet completed its merger with Mackinac Financial Corporation (“Mackinac”), as a result of which Mackinac merged with and into Nicolet, with Nicolet continuing as the surviving corporation. Immediately following the merger, Mackinac’s wholly owned bank subsidiary, mBank, was merged with and into Nicolet National Bank. Based on financial data of June 30, 2021, the combined company has total consolidated assets of approximately $6.1 billion.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward Looking Statements “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this communication, which are not statements of historical fact, constitute forward-looking statements within the meaning of the federal securities law. Such statements include, but are not limited to, statements about Nicolet’s business plans, objectives, expectations and intentions, including without limitation statements regarding Nicolet’s branch optimization strategy, including the timing of anticipated branch closures, and Nicolet National Bank’s sale of its Birmingham, Michigan branch, all of which are subject to numerous assumptions, risks and uncertainties. Words or phrases such as “anticipate,” “believe,” “aim,” “can,” “conclude,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “outlook,” “possible,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “will likely,” “would,” or the negative of these terms or other comparable terminology, as well as similar expressions, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors disclosed in reports filed by Nicolet with the SEC, risks and uncertainties that may cause actual results or outcomes to differ materially from those anticipated include, but are not limited to: the possibility that the anticipated benefits of the branch optimization strategy will not be realized or that Nicolet National Bank will be unable to complete the sale of its Birmingham, Michigan branch; the magnitude and duration of the COVID pandemic and its impact on the global economy and financial market conditions and the business, results of operations and financial condition of Nicolet; and general competitive, economic, political and market conditions and fluctuations. Please refer to Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2020, as well as its other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

The COVID pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic financial markets could adversely affect Nicolet’s revenues and the values of its assets and liabilities, lead to a tightening of credit, and increase stock price volatility. In addition, the COVID pandemic may result in changes to statutes, regulations, or regulatory policies or practices that could affect Nicolet in substantial and unpredictable ways.

All forward-looking statements included in this communication are made as of the date hereof and are based on information available to management at that time. Except as required by law, Nicolet does not assume any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

Investor Relations & Media Contacts:

Mike Daniels – President & CEO
Jeff Gahnz – Marketing & Public Relations
Eric Radzak – Investor Relations
Phone: 920.430.1400
Email: mdaniels@nicoletbank.com - jgahnz@nicoletbank.com - eradzak@nicoletbank.com